Exhibit 99.1

BioSig Technologies, Inc. Appoints John Sieckhaus as Chief Operating Officer

Seasoned electrophysiology commercial leader joins the Company to expand operating capabilities

Westport, CT, March 16, 2022 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced the appointment of John Sieckhaus as Chief Operating Officer.

Mr. Sieckhaus brings to the Company 30 years in the healthcare industry, including 21 years at St. Jude Medical and Abbott Laboratories [NYSE: ABT]. During his tenure with St. Jude Medical, Mr. Sieckhaus held commercial leadership positions of rising responsibility, including U.S. National Sales Leader, Senior Vice President & General Manager when he led sales and customer relationship management activities in the United States across all cardiovascular product lines. Mr. Sieckhaus's experience in building and leading high-performance teams, in addition to integrating multiple new and novel technologies and introducing them commercially, led to significant revenue growth for St. Jude Medical over his career. Most recently, Mr. Sieckhaus held the position of Vice President – Field Clinical Affairs for Abbott for the United States and CALA, where he created a world-class field clinical and monitoring team to support clinical trials across multiple business units within Abbott's Cardiovascular portfolio. Mr. Sieckhaus holds a Bachelor of Science degree in Biomedical Engineering from Johns Hopkins University.

“I am very excited to join this team and look forward to building upon the foundation of the PURE EP™ system and its capabilities. Focusing in the area of electrophysiology by providing better solutions in identifying and treating complex arrhythmias for our clinical customers and patients will be extremely rewarding,” commented Mr. Sieckhaus

“We are pleased to welcome John to the team as we build toward a national rollout of our leading product, PURE EP ™. John's leadership experience in the electrophysiology space and his impressive track record in capturing and growing market share in the U.S. is well-aligned with our mission to bring our signal processing technology to as many hospitals as possible in the coming years. John will join Gray Fleming in helping run and grow our business while attracting additional talent to the Company,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

The PURE EP™ is an FDA 510(k) cleared non-invasive class II device that aims to drive procedural efficiency and efficacy in cardiac electrophysiology. To date, 75 physicians have completed more than 2150 patient cases with the PURE EP™ System.

Clinical data acquired by the PURE EP™ System in a multi-center study at Texas Cardiac Arrhythmia Institute at St. David's Medical Center, Mayo Clinic Jacksonville, and Massachusetts General Hospital was recently published in the Journal of Cardiovascular Electrophysiology and is available electronically with open access via the Wiley Online Library. Study results showed 93% consensus across the blinded reviewers with a 75% overall improvement in intracardiac signal quality and confidence in interpreting PURE EP™ signals over conventional sources.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company's first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133